    Exhibit 99

Piper Sandler Companies
800 Nicollet Mall, Suite 900
Minneapolis, MN 55402

CONTACT
Tim Carter
Chief Financial Officer
Tel: 612 303-5607
timothy.carter@psc.com

FOR IMMEDIATE RELEASE

Piper Sandler Companies Elects Robbin Mitchell to
Board of Directors

MINNEAPOLIS – September 27, 2021 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, is pleased to announce the addition of Robbin Mitchell to its board of directors.
Mitchell is a senior advisor for the Boston Consulting Group (BCG). She held the position of partner and managing director for BCG from June 2016 to August 2021. Prior to that, she served as chief operating officer of Club Monaco, a subsidiary of Ralph Lauren Corporation, and also held several executive management positions at Ralph Lauren for 10 years. Before joining Ralph Lauren, she held senior executive roles in strategy and operations at Tommy Hilfiger and GFT USA, a designer apparel manufacturer and distributor. Earlier in her career, Mitchell spent nine years working in the consulting and investment banking industries at McKinsey & Company, BCG and Lehman Brothers, specializing in retail and apparel sectors. Mitchell currently serves on the board of directors of Kohl’s Corporation.

“We are excited to have Robbin join our board of directors,” said Chad Abraham, Piper Sandler Companies chairman and chief executive officer. “She brings deep expertise and knowledge to our business about the consumer industry, a key investment banking sector for us, as well as years of experience in the consulting and investment banking industries, which we believe will help drive growth and long-term shareholder value."

Mitchell earned a bachelor’s degree in political science from Stanford University and a Master of Business Administration degree from Harvard University.

About Piper Sandler
As a leading investment bank, we enable growth and success for our clients through deep sector expertise, candid advice and a differentiated, highly productive culture. We transcend transactions to define possibilities—enabling clients to achieve their short-term goals while realizing their long-term vision. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in London, Aberdeen and Hong Kong. Learn more at PiperSandler.com.

Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Private equity strategies and fixed income advisory services are offered through separately registered advisory affiliates.

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